Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 6 to Registration Statement No. 333-196887 on Form F-4 of Banco Santander, S.A. of our reports dated June 18, 2014, relating to the consolidated financial statements of Banco Santander (Brasil) S.A. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the restatement to correct the presentation of earnings per share information attributable to each separate class of common and preferred shares, (b) the retrospective adjustments as a result of the subsequent Share Bonus and Reverse Share Split transactions, (c) the retrospective adjustments as a result of changes in accounting policies related to the adoption of International Accounting Standard—IAS 19 (R)—Employee Benefits and (d) the supplementary information included in note 41.j under the caption Statements of Value Added), and relating to the effectiveness of Banco Santander (Brasil) S.A.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F/A of Banco Santander (Brasil) S.A. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu

Auditores Independentes

São Paulo, Brazil

September 17, 2014